Exhibit 23.1A

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-184996 on Form S-1 on Form S-3 of our report dated March 30, 2012 relating to the financial statements of Alimera Sciences, Inc. (the “Company”) (which report expresses an unqualified opinion on such financial statements and includes an explanatory paragraph regarding the Company’s ability to continue as a going concern), appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. We also consent to the reference to us under the heading “Experts” in such Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

March 28, 2013